                                                                    Exhibit 5(b)

                         [LETTERHEAD OF CAROLE SHEPHARD]


25 August, 1997



Xerox Overseas Holdings plc
Parkway
Marlow
Buckinghamshire SL7 1YL

Rank Xerox Capital (Europe) plc
Parkway
Marlow
Buckinghamshire SL7 1YL

Dear Sirs,

I am the Company Secretary of Rank Xerox Limited, a private limited company incorporated under the laws of England and Wales("Rank Xerox Limited"), and a Barrister in England and have acted as English legal adviser to Xerox Overseas Holdings plc ("Xerox Overseas") and Rank Xerox Capital (Europe) plc ("Xerox Capital" and, together with Xerox Overseas, the "Subsidiary Issuers"), each a public limited company incorporated under the laws of England and Wales, in connection with the preparation and filing under the United States Securities Act of 1933, as amended, by the Subsidiary Issuers and Xerox ("Xerox" and, collectively with the Subsidiary Issuers, the "Issuers") of a Form S-3 Registration Statement (the "Registration Statement") relating to the proposed offering and sale from time to time by the Issuers of debt securities ("Debt Securities") from which the Issuers may receive up to an aggregate of $2,000,000,000 of proceeds. Debt Securities of the Subsidiary Issuers will be issued under an Indenture among the Issuers, Xerox, as guarantor (the "Guarantor"), and Citibank, N.A., as trustee, substantially in the form filed as an exhibit to the Registration Statement (the "Indenture"), and will be irrevocably and unconditionally guaranteed by the Guarantor.

In rendering the opinions set forth herein, I have examined (i) the Prospectus and Prospectus Supplement filed as part of the Registration Statement (collectively, the "Prospectus"), (ii) the Indenture, (iii) the draft of the Selling Agency Agreement pursuant to which the Debt Securities will be offered and sold (the "Selling Agency Agreement"), (iv) the Amended and Restated Subscription Agreement dated as of 18th April 1997 between Rank Xerox Limited and Xerox Capital (the "Original Subscription Agreement"), (v) the Amended and Restated Subscription Agreement to be entered into among Rank Xerox Limited, Xerox Overseas and Xerox Capital, substantially in the form filed as an exhibit to the Registration Statement (the "Proposed Subscription Agreement" and, collectively with the Indenture, the Selling Agency Agreement and the Original Subscription Agreement, the "Relevant Agreements"), (vi) the Memorandum and Articles of Association of each of the Subsidiary Issuers, each as amended to date and (vii) certain minutes of meetings of the Board of Directors of each of the Subsidiary Issuers and Rank Xerox Limited. In addition, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such other agreements, instruments, certificates of public officials and corporate officers of Rank Xerox Limited and Subsidiary Issuers and such other documents, certificates, records, authorizations and proceedings as I deemed requisite to enable me to express the opinions hereinafter set forth.

This opinion is limited to English law as presently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. I have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the United States of America.

Based upon the foregoing, it is my opinion that:

1. Each of the Subsidiary Issuers has been duly incorporated and is validly existing as a public limited company under English law with power and authority to conduct the business carried on by it as described in the Prospectus; and Rank Xerox Limited has been duly incorporated and is validly existing as a private limited company under English law with power and authority to carry on the business carried on by it as described in the Prospectus;

2. Each of the Subsidiary Issuers has the corporate power to execute and deliver the Relevant Agreements to which it is a party and perform its obligations thereunder, to issue and deliver against payment therefor as described in the Prospectus the Debt Securities and perform its obligations thereunder, and to submit to the jurisdiction of any United States or New York State court in the Borough of Manhattan, The City of New York, New York and to appoint Xerox as its respective authorised agent for the purposes and to the extent described in the Indenture;

3. Rank Xerox Limited has the corporate power to execute and deliver the Relevant Agreements to which it is a party and perform its obligations thereunder;

4. When (i) the Indenture has been duly authorised by appropriate corporate action and executed by each of the parties thereto, (ii) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law of any jurisdiction (not being England and Wales), and (iii) the Debt Securities have been duly authorised by appropriate corporate action and duly issued in accordance with the Indenture and duly delivered to and paid for by the purchasers thereof, the Debt Securities will, insofar as English law is concerned, constitute valid and binding obligations of the applicable Subsidiary Issuer, enforceable against it in accordance with their respective terms;

5. The Original Subscription Agreement has been duly authorised, executed and delivered by the parties thereto and constitutes valid and binding obligations of each such party, enforceable against it in accordance with its terms; and

6. When the Proposed Subscription Agreement has been duly authorised by appropriate corporate action and executed by each of the parties thereto, the Proposed Subscription Agreement will constitute valid and binding obligations of each such party, enforceable against it in accordance with its terms.

The expression "enforceable" as used in paragraphs 4, 5 and 6 above means that the obligations of each of the Subsidiary Issuers and Rank Xerox Limited created by the Relevant Agreements to which it is a party are of a type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.
In particular (without limitation):

(i) enforcement may be limited by applicable bankruptcy, insolvency, liquidation, reorganisation and other laws or principles of equity or public policy from time to time in force, in each case affecting the rights of creditors generally;

(ii) the power of a court to order certain equitable remedies, such as an injunction or specific performance, is discretionary and an English court may in its discretion make an award of damages where this is considered an adequate remedy;

(iii) enforcement of obligations may become time barred by statute or may be or become subject to defences of set-off or counter-claim depending on the circumstances;

(iv) where obligations are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, they may not be enforceable under English law to the extent that performance or observance would be illegal or contrary to public policy under the laws of any such jurisdiction or by virtue of any international treaty to which England is a party; and

(v) any person who is not a party to an agreement may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

I consent to the reference to my name under the caption "Legal Opinions" in the Prospectus and to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully




CAROLE SHEPHARD
Company Secretary and Barrister